Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Fourth Quarter and Annual Results for 2021
LAKELAND, Fla., March 1, 2022 Publix’s sales for the three months ended Dec. 25, 2021 were $12.6 billion, a 12.4% increase from $11.2 billion in 2020. Comparable store sales for the three months ended Dec. 25, 2021 increased 10.5%.
Net earnings for the three months ended Dec. 25, 2021 were $1.1 billion, compared to $1 billion in 2020, an increase of 3%. Earnings per share for the three months ended Dec. 25, 2021 increased to $1.53 per share, up from $1.47 per share in 2020. Excluding the impact of net unrealized gains on equity securities, net earnings for the three months ended Dec. 25, 2021 would have been $959.7 million, compared to $918.5 million in 2020, an increase of 4.5%. Earnings per share would have been $1.40 per share, compared to $1.32 per share in 2020.
Publix’s sales for the fiscal year ended Dec. 25, 2021 were $48 billion, a 7% increase from $44.9 billion in 2020. Comparable store sales for the fiscal year ended Dec. 25, 2021 increased 5.4%.
Net earnings for the fiscal year ended Dec. 25, 2021 were $4.4 billion, compared to $4 billion in 2020, an increase of 11.1%. Earnings per share for the fiscal year ended Dec. 25, 2021 increased to $6.40 per share, up from $5.67 per share in 2020. Excluding the impact of net unrealized gains on equity securities, net earnings for the fiscal year ended Dec. 25, 2021 would have been $3.6 billion, compared to $3.7 billion in 2020, a decrease of 2.6%. Earnings per share would have been $5.21 per share, compared to $5.27 per share in 2020.
These amounts are based on audited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective March 1, 2022, Publix’s stock price increased from $66.40 per share to $68.80 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“While our country is taking steps to return to normal, our associates continue to provide the premier service that brings comfort to our customers, communities and each other,” said Publix CEO Todd Jones. “I want to thank our associates for their extraordinary efforts during the past two years.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three months and fiscal years ended Dec. 25, 2021 and Dec. 26, 2020 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Dec. 25, 2021 and Dec. 26, 2020:

	Three Months Ended
	Dec. 25, 2021	Dec. 26, 2020
	(Amounts are in millions, except per share amounts)
Net earnings	$1,050.8	1,019.9
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(122.2)	(214.0)
Net gain on sale of equity securities previously recognized through fair value adjustment	—	78.1
Income tax expense (1)	31.1	34.5
Net earnings excluding impact of fair value adjustment	$959.7	918.5
Weighted average shares outstanding	685.5	693.7
Earnings per share excluding impact of fair value adjustment	$1.40	1.32

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the fiscal years ended Dec. 25, 2021 and Dec. 26, 2020:

	Fiscal Years Ended
	Dec. 25, 2021	Dec. 26, 2020
	(Amounts are in millions, except per share amounts)
Net earnings	$4,412.2	3,971.8
Fair value adjustment, due to net unrealized gain, on equity securities held at end of year	(1,109.0)	(554.6)
Net gain on sale of equity securities previously recognized through fair value adjustment	9.4	175.6
Income tax expense (1)	279.6	96.4
Net earnings excluding impact of fair value adjustment	$3,592.2	3,689.2
Weighted average shares outstanding	689.4	700.6
Earnings per share excluding impact of fair value adjustment	$5.21	5.27
(1) Income tax expense is based on the company’s combined federal and state statutory income tax rates.
    Publix, the largest employee-owned company in the U.S. with more than 230,000 associates, currently operates 1,297 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 24 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###